Exhibit 99.1

AMERICAN GREETINGS ANNOUNCES AUTHORIZATION FOR

$75 MILLION SHARE REPURCHASE PROGRAM

CLEVELAND (January 13, 2009) – American Greetings Corporation (NYSE: AM) today announced that its Board of Directors has authorized the repurchase of up to $75 million of Class A common shares. The share repurchases are currently expected to be made through open market purchases or privately negotiated transactions as market conditions warrant, at prices the Company deems appropriate, and subject to applicable legal requirements and other factors. There is no set expiration date for this program.

About American Greetings Corporation

For more than 100 years, American Greetings Corporation (NYSE: AM—News) has been a manufacturer and retailer of innovative social expression products that assist consumers in enhancing their relationships. The Company’s major greeting card brands are American Greetings, Carlton Cards and Gibson, and other paper product offerings include DesignWare party goods, American Greetings and Plus Mark gift-wrap and boxed cards and Date Works calendars. American Greetings also has the largest collection of electronic greetings on the Web, including cards available at AmericanGreetings.com through AG Interactive, Inc., the Company’s online division. AG Interactive also offers digital photo sharing and personal publishing at PhotoWorks.com and Webshots.com and a one-stop source for online graphics, animations, and more at Kiwee.com. In addition to its product lines, American Greetings also creates and licenses popular character brands through the American Greetings Properties group. Headquartered in Cleveland, Ohio, American Greetings generates annual revenue of approximately $1.8 billion, and its products can be found in retail outlets domestically and worldwide, including Company-owned American Greetings and Carlton Cards stores. For more information on the Company, visit http://corporate.americangreetings.com.

CONTACT:

Gregory M. Steinberg

Treasurer and Director of Investor Relations

American Greetings Corporation

216-252-4864

investor.relations@amgreetings.com

Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and may be beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•	a weak retail environment and adverse general economic conditions;

•	the ability to achieve the desired benefits associated with the Company’s cost reduction efforts;

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retail consolidations, acquisitions and bankruptcies, including the possibility of resulting adverse changes to retail contract terms and disruptions in the Company’s revenues due to the bankruptcy of key customers;

•	competitive terms of sale offered to customers;

•	the Company’s ability to control operating expenses in general;

•	potential expenses arising from additional retail store closures;

•	the timing and impact of investments in new retail or product strategies as well as new product introductions and achieving the desired benefits from those investments;

•	consumer acceptance of products as priced and marketed;

•	the ability to successfully complete the Company’s pending acquisition of Recycled Paper Greetings and to integrate that and other acquisitions;

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costs associated with the Company’s anticipated acquisition of Recycled Paper Greetings, including cash and non-cash charges that the Company may be required to take in connection with the acquisition, as well as any recovery the Company may receive on its investment in first-lien debt of Recycled Paper Greetings in the event the pending acquisition does not close;

•	the impact of technology on core product sales;

•	the timing and impact of converting customers to a scan-based trading model;

•	escalation in the cost of providing employee health care;

•	the ability to identify, complete or achieve the desired benefits associated with productivity improvement projects;

•	the ability to successfully implement or achieve the desired benefits associated with any information systems the Company may implement;

•	whether the Company achieves the desired accretive effect from any such share repurchases;

•	the Company’s ability to comply with its debt covenants;

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the Company’s ability to successfully complete or achieve the desired benefits associated with dispositions, including the possible sale of the Company’s Strawberry Shortcake and Care Bears properties;

•	fluctuations in the value of currencies in major areas where the Company operates, including the U.S. Dollar, Euro, U.K. Pound Sterling, and Canadian Dollar;

•	the outcome of any legal claims known or unknown; and

•	other risk factors detailed in the Company’s filings with the SEC.

Risks pertaining specifically to AG Interactive include the viability of online advertising, subscriptions as revenue generators, the public’s acceptance of online greetings and other social expression products and the ability to gain a leadership position in the digital photo sharing space.

In addition, this release contains time-sensitive information that reflects management’s best analysis as of the date of this release. American Greetings does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2008.

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